Exhibit 10.28

May 6, 2021

Via Email to [***]

Dear Chandra,

On behalf of Pactiv Evergreen Inc., I am pleased to confirm our offer of employment to you for the position of Chief Legal Officer. We will determine a mutually convenient start date for you during the month of June.

The details of this offer are as follows:

•	Position: Chief Legal Officer (and Corporate Secretary)

•	Manager: Mike King, Chief Executive Officer

•

Work Location: Lake Forest, Illinois. Due to the corporate office remaining temporarily closed, you will be permitted to work remotely for at least your first 12 months of employment. Following this, should relocation be required, you will be eligible for the Executive Relocation Package.

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Salary: You will receive an annual salary of $525,000, paid on a semi-monthly basis on the 15th and last day of each month. Please note that your start date may fall after the payroll processing deadline for your first pay period. If this is the case, any payroll amount due from your first pay period will be included in the payroll amount paid during the following pay period.

•

Sign-on Bonus**: You will receive a gross sign-on bonus of $100,000 payable within the first thirty (30) days of your employment with the Company. You will be required to sign a repayment agreement in exchange for receiving this sign-on bonus.

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Initial Equity Award: You will receive a one-time equity grant of $1,750,000 of Restricted Stock Units (RSUs) of Pactiv Evergreen stock, subject to such terms and conditions as provided in the Pactiv Evergreen Inc. Equity Incentive Plan (the "Plan") and the applicable award agreements.

•

Business Incentive Plan: In addition to your base salary, you will be eligible to participate in Pactiv Evergreen's Business Incentive Plan (BIP). Your target bonus under this plan will be 65% of your base salary, however the actual award may vary depending upon individual and/or company performance, subject to the terms of the incentive plan.

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Long-Term Incentive Plan (LTIP): In addition to your base salary and annual incentive (BIP), you will also be eligible to participate in the Pactiv Evergreen Long-Term Incentive Plan. For 2022, your target equity award under this plan will be 85% of your base salary, however the actual award may vary depending upon individual and/or company performance, subject to the terms of the incentive plan.

•	Vacation Eligibility: You will receive four (4) weeks of paid vacation (prorated for 2021).

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Benefits Eligibility: You will be eligible for the Company’s benefit programs for salaried employees. Eligibility for coverage under Pactiv Evergreen's health and welfare plans begins on your first day of work. Additional summary information on the health, welfare, and retirement plans will be provided.

Exhibit 10.28

•	Severance: Should your employment be terminated without cause; you will be eligible to receive severance in the amount of twelve (12) months of your base salary.

This offer is contingent upon the successful completion of a pre-employment drug screen and background check though the company reserves the right to begin your employment before one of more of these reviews have been completed. Instructions for completing the drug screen will be provided. In addition, in accordance with federal law, you will be required to furnish documentation that establishes your identity and eligibility for employment in the United States. A list of acceptable documents is included in this packet; please review this list and bring appropriate documents with you on your first day. Lastly, you will also be required to accept and sign a non-0isclosure, non-solicitation and non-competition agreement prior to your start date.

In accordance with federal law, you will be required to furnish documentation that establishes your identity and eligibility for employment in the United States. A list of acceptable documents will be provided closer to your official start date with the Company.

Chandra, we are pleased to extend this offer of employment to you and hope that you decide to join the Pactiv Evergreen team. We believe that your experience and skills would be valuable as we strive to maintain and build upon our position as an industry leader.

We ask that you let us know of your decision by no later than Friday, May 7th. If you accept this offer, please acknowledge your acceptance by signing and returning this original offer letter to myself or JD Bowlin.

If you have any questions, please feel free to contact me at your convenience.

Kind Regards,

/s/ Mike King

Mike King

Chief Executive Officer

Pactiv Evergreen, Inc.

Acceptance of Conditions of Employment

I, Chandra J. Mitchell, hereby accept the position offered to me under the term and conditions contained in this letter. I understand that this employment arrangement is considered “at-will” and may be terminated either by me or by the Company at any time with or without cause, and that this at-will employment relationship may only be altered by a written contract signed by the CEO or CHRO expressly stating that my employment is not at-will.

Repayment Agreement**

By accepting this offer of employment from the Company, I also acknowledge and agree that it is my obligation to repay to the Company any special payments made to me or on my behalf as part of the employment offer (e.g. sign-on incentive payments, relocation allowances or assistance, and other such payments marked with an “*” above) in the event that within two years from the date of hire, I (a) voluntarily terminate my employment or (b) am terminated by the Company for cause – “cause” being defined to include violation of Company policies and procedures, abandonment of my position, neglect or willful misconduct in the performance of my duties, any intentional omission or misrepresentation in connection with my application for employment, or any action or inaction which causes or has the potential to cause harm to the Company, its people, assets or brands (the “Obligation”) provided; however, that the amount of the Obligation I am obligated to repay to the Company shall be 100% of those special payments if I am terminated as provided in sections (a) or (b) above within the 1st and 12th months following my start date or 50% of those special payments for such termination occurring within the 13th and 24th months following my start date. Further, by my acceptance of this offer of employment from the Company, I also hereby authorize my employer, Pactiv Evergreen Inc. as may be applicable to me (the “Company”'), to deduct the amount of the Obligation from my final paycheck, severance payment, or any other monetary sums due and paid

Exhibit 10.28

to me at the time of my termination. If such final paycheck(s) is not sufficient to fully discharge the Obligation, I acknowledge that I shall remain obligated to repay the Company any remaining balance.

/s/ Chandra J. Mitchell5/6/21

Chandra MitchellDate